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Exhibit 99.1

ITG Releases May 2003 Trading Statistics

        NEW YORK, NY, June 9, 2003—Investment Technology Group, Inc. ("ITG") (NYSE: ITG) today announced that U.S. trading volume was 2.2 billion shares for the month ended May 30, 2003, averaging 94 million shares per day. This compares to 1.2 billion shares (62 million per day) in April 2003 and 2.2 billion shares (91 million per day) in May 2002.

        For the month ended May 30, 2003, U.S. trading volumes were 747 million shares for POSIT®, 972 million shares for Client-Site Trading Products, and 529 million shares for the Electronic Trading Desk. This data excludes all operations outside the United States and excludes statistics for Hoenig & Co., Inc., which ITG acquired on September 3, 2002. There were 24 trading days in May 2003, compared to 19 trading days in April 2003 and 24 trading days in May 2002.

        Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG's web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume
May:	24	746,865,168	971,793,096	529,278,766	2,247,937,030	93,664,043

Year-to-Date:	103	2,359,464,253	3,709,509,768	1,614,427,434	7,683,401,455	74,596,131

        —more-

Boston    •    Dublin    •    Hong Kong    •    London     •    Los Angeles    •    Melbourne    •    New York    •     Sydney    •    Tel Aviv    •    Toronto

ITG Releases May 2003 Trading Statistics	Page 2

About ITG

        ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG's services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world's largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG's leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

        In addition to historical information, this press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company's web site.

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ITG Releases May 2003 Trading Statistics